EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the registration statement on Form S-1 dated January 23, 2008 of our report dated October 31, 2007 (December 4, 2007 as to the first paragraph in Note 7 and December 31, 2007 as to the second paragraph in Note 7) relating to the financial statements of Trian Acquisition I Corp. (a corporation in the development stage) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Trian Acquisition I Corp.’s ability to continue as a going concern) included in Amendment No. 6 to Registration Statement No. 333-147094 on Form S-1 and to the reference therein to us under the headings “Selected Financial Data” and “Experts.”

/s/ Deloitte & Touche LLP
New York, New York
January 23, 2008